UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a- 12

ELLIE MAE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a- 6(i)(1) and 0- 11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

This Schedule 14A filing consists of the following communication relating to the proposed acquisition of Ellie Mae, Inc. (“Ellie Mae” or the “Company”) by EM Eagle Purchaser, LLC, a Delaware limited liability company (“Parent”), and EM Eagle Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated February 11, 2019, by and among the Company, Parent and Merger Sub:

(i)	Updated Employee FAQ

The item above was first used or made available on February 15, 2019.

(i)

EMPLOYEE FREQUENTLY ASKED QUESTIONS

2.15.19

GENERAL QUESTIONS

What was announced and what does it mean?

On February 12, 2019 the proposed acquisition of Ellie Mae by Thoma Bravo was announced by press release. This means that, if the transaction closes, Ellie Mae will become a privately-held company. In the meantime, we will remain a standalone public company. Together with Thoma Bravo, we believe that we will be able to further accelerate our growth, giving our incredible organization the flexibility to extend our Encompass Digital Lending Platform, innovate in support of our multi-channel customers, grow our partner network, and maintain our position as a best place to work.

Who is Thoma Bravo?

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With a series of funds representing more than $30 billion in capital commitments, Thoma Bravo partners with a company’s management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. Representative past and present portfolio companies include industry leaders such as ABC Financial, Blue Coat Systems, Deltek, Digital Insight, Frontline Education, Global Healthcare Exchange, Hyland Software, Imprivata, iPipeline, PowerPlan, Qlik, Riverbed, SailPoint, SolarWinds, SonicWall, Sparta Systems, TravelClick and Veracode. The firm has offices in San Francisco and Chicago. For more information, visit thomabravo.com.

What does a take private mean?

Ellie Mae is being purchased by a private equity firm but will remain a stand-alone business, and is not being integrated into another software business. When the transaction closes, Thoma Bravo will be our stockholder, and our current stockholders will receive the merger consideration described in the definitive acquisition agreement but will no longer be Ellie Mae stockholders.

Will Thoma Bravo be involved in the day to day operations at Ellie Mae?

Until the closing date of the transaction, we are still a publicly traded company and will operate business as usual.

Can you explain what the 35 day go-shop means?

Under the 35 day “go shop,” Ellie Mae may receive acquisition proposals from other potential acquirers. A go-shop period is a provision in the acquisition agreement that allows us to seek out alternative acquisition proposals and participate in discussions and engage in negotiations with third parties during the 35 day “go shop” period, even though we have entered into a definitive acquisition agreement with Thoma Bravo. The go-shop period will last 35 days and during this time it is possible that, under certain circumstances, a higher offer may be accepted by our Board of Directors. However, please note that after the expiration of such go-shop period until the time Ellie Mae stockholders adopt the merger agreement, Ellie Mae will be subject to customary “no-shop” restrictions on its ability to engage in such actions, subject to a customary exceptions.

Does this change our branding and will we still be called Ellie Mae?

Ellie Mae will retain our branding. Since Sig and Limin founded the company twenty years ago, we have built a leading business based on industry-changing technology and incredible employees who believe in the success of our customers. Our North Star remains unchanged: to automate everything automatable for the residential mortgage industry. We believe that, if we operate as one team and we continue to row together in the same direction, we can achieve our mission and make our lenders successful by helping them get borrowers into homes faster.

Does this have any impact on Experience?

No. Experience will still take place in March in San Francisco, and we expect over 3,000 attendees to join us. Experience provides us with a great opportunity to engage with our customers, partners and prospects, network with our fantastic community, educate these audiences on our product roadmap and new innovation and provide learning opportunities to help our lenders maximize their Encompass Lending Platform investment. We are thrilled to be hosting this event right in our backyard this year.

Is this good for Ellie Mae and its customers?

YES! This is good news. Ellie Mae’s mission and vision remain unchanged. We will continue to be dedicated to the success of our customers and delivering on our mission to automate everything automatable for the residential mortgage industry. We believe that the resources, financial strength and operational strength of Thoma Bravo will enable Ellie Mae to continue to execute on our growth strategy and enhance our leadership position in digital mortgage technology.

When will the transaction be completed?

We expect the transaction to be completed in Q2 or Q3 of 2019. While we expect the closing process to be smooth, the transaction is subject to satisfaction of a number of customary conditions, such as stockholder and regulatory approvals. It is important to remember that until the transaction closes we remain a standalone public company with all of the same public company obligations. It is essential to keep our energy focused on our current business strategy, goals and plans.

What does this mean for our customers?

There is no change for customers. It is business as usual. We remain deeply committed to delivering on our current and future product roadmap and commitments.

What does this mean for our partners?

There is no change for partners. Partners remain a growth opportunity for our business, a key enabler of our customer success and a critical component in our strategy to drive growth and leadership in the market.

Will this change the way we sell our products?

No. It’s business as usual. We intend to continue to operate, support, market and sell in the same manner that we have done in recent months and quarters.

Does this help our competitive position?

Ellie Mae’s continued independence and Thoma Bravo’s support will enable us to be focused on innovation and customer success. We can continue to set the agenda for our product roadmap, company strategy, and thought leadership for the mortgage technology industry.

Will there be any changes to management? Will management leave after the deal is closed?

Currently there are no planned management changes.

Will Ellie Mae’s headquarters change location?

Ellie Mae will remain headquartered in Pleasanton, California.

When will we receive additional information?

We will endeavor to provide ongoing communication about the transaction as information is available. We ask that you contact your immediate supervisor or post your questions to Corr’s Corner on Ellie Connect and we will update this FAQ as we are able. We will be filing a proxy statement for the special meeting of stockholders which will also contain detailed information about the transaction.

For those employees who are on immigration visas, is there any impact to the green card/visa process, or international travel, due to the acquisition?

The acquisition will not affect any of the stages of the PERM/ green card or the H-1B process. We will not need to re-file any petitions for employees with an immigration status. We intend on continuing future PERM processing as per usual. The acquisition will not impose upon your travel plans. Please do take all normal precautions to ensure that your petition is not pending and that your visa status currently allows for travel.

STOCK/BENEFITS/EMPLOYMENT QUESTIONS

What will happen to my Ellie Mae vested stock (including ESPP shares), stock options and restricted stock unit awards (RSUs)?

We have received a number of requests asking for clarification on what happens to outstanding unvested stock options and RSUs, as well as the applicable tax treatment, so we’ve put together an example below that may be helpful. Please also reach out to our equity team at ellie.equity@elliemae.com if you need further clarification.

Vested Stock (including stock received due to the prior exercise or vesting of equity awards) will be cashed out at the $99 per share sale price at the closing of the transaction. Any gain you receive based on the $99 per share sale price relative to your tax basis is taxable either at ordinary income rates or long-term capital gains rates depending on your holding period.

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For stock received due to the prior exercise of nonqualified stock options, or the prior vesting of restricted stock awards or RSU awards, you will generally be taxed at long-term capital gains rates if you have held the shares for more than a year, and short-term capital gains rates if you have held the shares for a shorter time.

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For stock received due to the prior exercise of incentive stock options, your tax treatment will depend on whether you have held the shares for more than one year following the date of exercise and more than two years following the date of grant of the option. If you have held the stock for this period, then you will generally be taxed at long-term capital gains rates on your entire profit. If you have not, then you will generally be taxed at ordinary income tax rates on the difference between the exercise price and the value at exercise, and at short-term or long-term capital gains rates on the remainder of your profit, depending on whether you have held the shares for one year or less than one year following exercise.

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For stock received pursuant to the ESPP, your tax treatment will depend on whether you have held the shares for more than one year following the purchase date of the shares and more than two years following the first day of the offering period pursuant to which the share of stock was purchased. If you have held the stock for that period, then more of your gain may be subject to capital gains tax rates than if you have not held the stock for that period. Please consult the ESPP prospectus and your personal advisor for more detailed information regarding tax treatment of shares received under the ESPP based on your personal situation.

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The information above regarding tax treatment is only a summary of general tax principles, and you should consult your tax advisor as to whether different or additional considerations apply to your personal tax situation. The Company cannot provide you with personal tax advice.

Stock Options will be cancelled and replaced with a right to receive, in cash, without interest, an amount equal to the number of shares underlying the option, multiplied by the excess of the per share price of the deal ($99.00) over the exercise price of the option. If your options are vested, then you will be paid this cash in connection with the closing of the transaction. If your options are unvested, then you will be paid this cash on the same schedule as your options would have vested. All cash payments will be reduced by applicable tax withholdings, subject to your continuing employment through the applicable payment date. All cash payments will be reduced by applicable tax withholdings. Payments in respect of cancelled options will receive the same tax treatment whether they are incentive stock options or nonqualified stock options, and will be subject to taxation at ordinary income tax rates.

Unvested RSUs will continue to vest on their current vesting schedule, subject to their prior terms. When the acquisition is completed, all unvested RSUs will be cancelled and replaced with a right to receive, in cash and without interest, an amount equal to the per share price of the deal ($99.00) multiplied by the number of RSUs. This right to receive cash for your unvested RSUs will vest and be payable at the same time as the unvested RSUs would have vested. Just as is currently the case, you will need to be employed on each vesting date in order to be paid. All cash payments will be reduced by applicable tax withholdings.

Example: Assume that you have an RSU award equal to 200 shares that vests in four equal annual installments on May 15th of each year, beginning on May 15, 2019. Assume also for this example that the closing date of the acquisition is May 1, 2019. Following the closing, on each of May 15, 2019, May 15, 2020, May 15, 2021 and May 15, 2022, you will receive cash equal to the $99 per share purchase price multiplied by the number of shares that vests on the vesting date (50 shares), or $4,950 (less any applicable tax withholdings), so long as you remain employed with the Ellie Mae on these vesting dates.

Stock options are treated similarly, but the amount of cash you will receive on the applicable vesting date is equal to the $99 per share purchase price multiplied by the number of shares that vest on the applicable vesting date, less the aggregate exercise price for those shares and less any applicable tax withholdings.

Is the tax treatment on the cash awards different than RSUs?

RSUs are taxed as ordinary income based on the fair market value of the vested RSUs. Similarly, the cash awards will be taxed as ordinary income.

How will this affect our ESPP plan?

The current 6 month ESPP with a purchase date of February 28, 2019 will be the last purchase under the plan. If you have any remaining carryforward amount after the purchase, this will be refunded to you as soon as practicable through payroll.

What will future blackout periods look like?

Until the transaction closes we will have the same quarterly blackout and special blackouts as applicable.

What happens to new hires who have started but haven’t been granted their equity?

New hires that have not received their new hire equity will receive their RSU grants before the closing date, and those RSU grants will convert into cash awards subject to vesting as discussed above.

What happens to employees who have been offered roles but haven’t yet started with Ellie Mae?

We will continue to conduct our business as usual until the closing, including hiring employees who have been offered roles. These employees will receive RSU grants before the closing date, and those RSU grants will convert into cash awards subject to vesting as discussed above.

Will we continue to hire?

We will endeavor to remain competitive with compensation and continue to hire and attract talent after going private.

Will this impact salary or bonus after the closing?

Thoma Bravo and Ellie Mae are committed to providing our team members with competitive compensation that rewards performance. We will endeavor to provide ongoing updates as information is available.

Can I continue to trade my Ellie Mae stock while the transaction is pending?

Generally, as long as the trading window is open you can continue to trade Ellie Mae common stock unless you have material non-public information or if you have been notified by our stock administrator that you have been restricted. Ellie Mae’s Insider Trading policy continues to apply.

Will Ellie Mae’s current employee benefits plans change?

For the foreseeable future we expect our employee benefits plans to remain unchanged. We will endeavor to provide updates as soon as information is available.

Will I still have a job? Are layoffs planned as a result?

You are what makes Ellie Mae a great place to work. Our people and our culture are critical to our ability to achieve our mission of automating everything automatable for the residential mortgage industry. We will endeavor to provide ongoing communication regarding the transaction as soon as information is available.

How does this acquisition impact new employees, outstanding offers or people who have accepted positions without a start date?

It’s business as usual until the transaction closes. We expect new employees to be onboarded as usual until then.

What will happen with the Equity Refresh Program we typically launch in April?

Ellie Mae will work with Thoma Bravo to build a new long-term incentive program for employees that can be implemented once the closing occurs.

EXTERNAL COMMUNICATIONS

How will this change be communicated to our customers and partners?

We have sent a message to our partners and customers informing them of the announcement. We have prepared external facing FAQs for customers and partners who reach out with questions. You can find these documents on Corr’s Corner on Ellie Connect.

What can I say to customers, partners and prospects about the acquisition?

There are stringent SEC communications regulations in place that require any distributed written communications about the acquisition to be publicly filed with the SEC (including our internal announcements and this FAQ). It is okay for you to share the press release, external FAQ, customer letter and partner letter that have been publicly filed. Please note that these communications contain required disclosures and cannot be altered in any way.

What if a customer/partner/prospect wants more details?

We do not have any additional information about the announcement to share at this time. We expect to file with the SEC and furnish to our stockholders a proxy statement in connection with the proposed transaction, which will contain important information about the proposed transaction and related matters, as well as other relevant documents concerning the proposed transaction. After the transaction closes, which is expected in Q2 or Q3 2019, we will have additional information to share with our customers, partners, prospects and employees.

Can I send an email to the accounts I cover? Can I email my prospects?

Rather than reach out to customers and prospects proactively, it is preferred that you refer them to the press release and external FAQ that has been publicly filed if they reach out to you with questions. You can also send to them our customer letter that has also been publicly filed if you feel that would best address their questions. Explain to them that we are restricted in the information that we can provide, and they will find it in all those documents as well as our filings with the SEC which are available on our investor site at http://investor.elliemae.com/sec-filings

Can I talk to my coworkers, family and friends?

Of course! This is exciting news. Any information that has been shared publicly can be shared. Please refer to the press release, external FAQ, customer letter and partner letter.

Can I communicate this news via social media or comment on this via my social channels?

Under no circumstance can you communicate socially on behalf of Ellie Mae or in any way that it appears that you are communicating as a representative of Ellie Mae. Ellie Mae has a small number of designated spokespersons who can comment on this news. Ellie Mae will not be initiating any proactive social communications until after the transaction closes.

What should I do if I get calls from media or anyone else regarding the transaction?

It is very important that you do not comment on the transaction or discuss with media or outside investors. If you receive any financial or acquisition-related questions from news media, analyst or investors, please refer them to:

Media – Erica Harvill – Erica.harvill@eliemae.com

Investors – Alex Hughes – Alex.hughes@elliemae.com

Additional Information and Where to Find It

In connection with the proposed merger transaction with Thoma Bravo (the “Merger”), Ellie Mae expects to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed transaction. Promptly after filing its definitive proxy statement with the SEC, Ellie Mae will mail the definitive proxy statement and a proxy card to each stockholder of Ellie Mae entitled to vote at the special meeting relating to the proposed transaction. The proxy statement will contain important information about the proposed Merger and related matters. STOCKHOLDERS AND SECURITY HOLDERS OF ELLIE MAE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT ELLIE MAE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ELLIE MAE AND THE TRANSACTION. This communication is not a substitute for the proxy statement or for any other document that Ellie Mae may file with the SEC and send to its stockholders in connection with the proposed Merger. The proposed Merger will be submitted to Ellie Mae’s stockholders for their consideration. Before making any voting decision, stockholders of Ellie Mae are urged to read the proxy statement regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed Merger.

Stockholders of Ellie Mae will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Ellie Mae and the proposed transaction, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement, when available, and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by contacting Ellie Mae’s Investor Relations at (925) 227-7079, by email at ir@elliemae.com, or by going to Ellie Mae’s Investor Relations page on its website at investor.elliemae.com and clicking on the link titled “SEC Filings” to access Ellie Mae’s “SEC Filings.”

Participants in the Solicitation

Ellie Mae and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding the interests of Ellie Mae’s directors and executive officers and their ownership of Company Common Stock is set forth in Ellie Mae’s proxy statement on Schedule 14A filed with the SEC on April 4, 2018, will be included in Ellie Mae’s definitive proxy statement to be filed with the SEC in connection with the proposed Merger, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed Merger, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed Merger. Free copies of this document may be obtained as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

This communication, and any documents to which Ellie Mae refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ellie Mae’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Ellie Mae for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Ellie Mae’s business and the price of the common stock of Ellie Mae, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the stockholders of Ellie Mae and the receipt of certain regulatory approvals, (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Ellie Mae’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Ellie Mae’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Ellie Mae related to the Merger Agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction, and (ix) other risks described in Ellie Mae’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Ellie Mae does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.